EXHIBIT
10.11

KENTUCKY ELECTRIC STEEL, INC.

SALARY CONTINUATION AGREEMENT
This Agreement is entered into between Kentucky Electric
Steel, Inc., a corporation having its principal office in Ashland, Kentucky, (herein called the "Company") and _________________ (herein called the "Executive").

WITNESSETH:

WHEREAS, the Executive is employed by the Company in the capacity of _____________________________________ and by reason thereof has acquired experience and knowledge of considerable value to the Company; and

WHEREAS, the Company wishes to offer an inducement to the Executive to remain employed by compensating him beyond his regular salary for service which he has rendered or will hereafter render; and

WHEREAS, the Company and the Executive entered into a Salary Continuation Agreement effective September 22, 1994 (the
"Agreement") which was amended and restated in its entirety on September 1, 1998; and

WHEREAS, the parties desire to further amend and restate the Agreement to modify certain terms and conditions:

NOW, THEREFORE, the Agreement is amended and restated in its entirety to read as follows:

1. If the Executive remains in the continuous employ of the Company he shall retire from active employment with the Company on his sixty-second (62nd) birthday, unless by action of the Board of Directors of the Company his period of active employment shall be shortened, or, with his consent, extended.

2. Upon said retirement, the Company shall pay the Executive __________ per month to age eight-five (85) and ____________ per month thereafter for life commencing with the first day of the month following the date of said retirement. Notwithstanding the foregoing, the amount of monthly payments provided under this Section 2, shall be reduced (but not below zero) by the Monthly Amount (as hereinafter defined). The "Monthly Amount" is the monthly benefit which the cash surrender value of the life insurance policies issued by Pacific Life, Policy Number _________ Minnesota Life, Policy Number ___________ on the life of the Executive ("Policies") would provide over the period of time until Executive reaches age 85 as of the time of the Executive's termination of employment as determined by a life insurance agent satisfactory to both the Company and the Executive, adjusted upward to the amount which said monthly benefit would equal if it were fully taxable to the Executive and results in said monthly benefit after payment of taxes. The insurance agent will calculate the Monthly Amount by assuming that (a) the Policies have remained in effect until the date of the calculation, (b) the cash surrender value of the Policies is first withdrawn in an amount equal to the Executive's tax basis in the Policies, and (c) loans are then taken out on the Policies but not in excess of the amount which would reduce the remaining cash surrender value in the Policies below the amount necessary to keep the Policies in effect until age 100 based upon the insurance carrier's current crediting rates, expenses, and mortality assumptions in effect on the date of calculation. If less than one hundred twenty (120) such monthly payments shall be made prior to the death of the Executive, such monthly payments shall continue to whomever the Executive shall have designated, on the most recent Salary Continuation Agreement Designation of Beneficiary form filed with the Company (the "Beneficiary"), until the full number of one hundred twenty (120) monthly payments have been made; provided, that the amount of such monthly payments to the Beneficiary shall be reduced (but not below zero) by the monthly benefit the death benefit paid under the Policies would have provided over such remaining number of months as determined by a life insurance agent satisfactory to both the Company and the Beneficiary, said monthly benefit to be adjusted upward in the same manner as provided above to determine the Monthly Amount.

3. In the event the Executive terminates employment on account of permanent and total disability (as determined by the Board of Directors of the Company), he shall receive one hundred percent (100%) of the benefit described in Section 2 commencing at age sixty-two (62). In the event the Executive terminates employment for any reason other than permanent and total disability (as determined by the Board of Directors of the Company) or death, he shall receive such percentage of the benefit described in Section 2 commencing at age sixty-two (62) which the Compensation Committee of the Company's Board of Directors shall from time to time determine. Provided, that in no event shall such percentage be reduced below a percentage previously set by such Committee. Provided, further, that upon a change of control (as hereinafter defined) of the Company the Executive shall be entitled to receive one hundred percent (100%) of the benefit described in Section 2 commencing at age sixty-two (62) so long as he continues to comply with the provisions of Section 4 of this Agreement. For purposes of this Agreement, the term "change of control" shall mean (i) the consummation of (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or (ii) the approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company, other than in connection with a bankruptcy or reorganization proceeding of the Company under applicable federal or state bankruptcy laws, or
(iii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company or a subsidiary thereof or any employee benefit plan sponsored by the Company or a subsidiary thereof, becoming the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of directors, as a result of a tender or exchange offer, open market purchases, privately-negotiated purchases or otherwise, or (iv) at any time during a period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company ceasing for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

4. The Executive agrees that he will not, during or after his employment under this Agreement, engage in "Competitive
Activity," as it is defined in Section V of the Executive's Employment Agreement with the Company, as amended, directly or indirectly, or, without the specific authority of the Board of Directors of the Company, serve as a director or employee of any corporation or business entity so engaged. The Executive further agrees that he will not, either during or after his employment under this Agreement, disclose to anyone not legally entitled thereto any "Confidential Information" as defined in Section VI of such Employment Agreement. The Executive also agrees to make himself available for such consulting services as the Company may reasonably request during the period in which payments are being made to the Executive under this Agreement, but in no event shall the Executive be required to devote more than ten (10) hours per month for such consulting services. The Company agrees to pay the Executive's reasonable fees and expenses in respect of the consulting services the Executive in fact renders.

5. The Executive agrees that if he shall breach any covenant of Section 4 of this Agreement, and shall continue to breach such covenant for a period of thirty (30) days after the Company shall have requested him to desist from such breach, then, any provisions hereof to the contrary notwithstanding, no further payments shall be due or payable by the Company hereunder either to the Executive or to his wife or other designee, and the Company shall have no further liability hereunder.

6. The Company shall pay all administrative expenses of the Trust Agreement entered into as of 10/6/99 between the Executive and Fifth Third Bank, Ohio Valley, as Trustee (the "Trustee") including, but not limited to, fees for legal services rendered to the Trustee, any taxes levied or assessed under existing or future laws upon or against the Trustee, actuarial fees, accounting fees, and to pay compensation to the Trustee or other persons. If the Company pays any premium on the Policies, the Executive shall incur income on such payment for tax purposes ("Premium Payment Income"). As Executive incurs Premium Payment Income, the Company shall pay to Executive a payment (a "Gross-Up Payment") in an amount sufficient to enable Executive to pay all income and employment taxes (including any interest or penalties imposed with respect to such income and employment taxes) on the Premium Payment Income as well as all such income and employment taxes imposed upon the Gross-Up Payment.

7. It is agreed that neither the Executive, nor his wife, nor any other designee, shall have any right to sell, assign, transfer or otherwise convey the right to receive any payments hereunder which payments and the right thereto are expressly declared to be non-assignable. Any attempted sale, assignment, transfer or conveyance shall be null and void and the Company shall have no further liability hereunder after any such attempt.

8. The Company agrees that it will not merge or
consolidate with any other company or organization, or permit its business activities to be taken over by any other organization unless
and until the succeeding or continuing company   or other organization
shall expressly assume all obligations and liabilities herein set forth.

9. This Agreement may be revoked or amended in whole or in part only by mutual consent of the parties hereto. This Agreement shall be construed and administered in accordance with the laws of the Commonwealth of Kentucky without regard to the principles of conflicts of law which might otherwise apply.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 6th day of October, 1999.

ATTEST:					KENTUCKY ELECTRIC STEEL, INC.



_______________________________   By: ________________________________
Secretary



_______________________________   By: ________________________________
Witness

Kentucky Electric Steel, Inc.
Supplemental Schedule for Exhibit 10.11
Salary Continuation Agreement
                                                             Monthly
                                                Monthly    Retirement
                                                       Retirement Benefit    Benefit
                                                       (Ten Year Certain) After Age 85
      Name                       Title                  Age 62 to Age 85    for Life
Charles C. Hanebuth     President & Chief Executive Officer  $13,518.00    $6,200.00
William J. Jessie       V. P. and Chief Financial Officer    $ 6,636.00    $    0.00
Joseph E. Harrison      Vice President, Sales & Marketing	 $ 6,320.00    $    0.00
William H. Gerak        Vice President, Administration	 $ 5,495.00    $    0.00